Exhibit 10.1

MONOLITHIC POWER SYSTEMS, INC.

2004 EQUITY INCENTIVE PLAN

Restricted Stock Award Agreement

You (the “Participant”) are hereby awarded Restricted Stock subject to the terms and conditions set forth in this Award Agreement (the “Award Agreement” or “Award”) and in the Monolithic Power Systems, Inc. 2004 Equity Incentive Plan (“Plan”). A copy of the Plan is attached as Exhibit A and a summary of the Plan appears in the Plan Prospectus attached as Exhibit B. You should carefully review these documents and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Company’s Board of Directors (the “Board”) or any Committee or a committee appointed by the Board to administer the Plan, and shall be final, conclusive and binding on all parties, including you and your heirs and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.

1. Specific Terms. Your Restricted Stock has the following terms:

Name of Participant

Number of Shares Subject to Award

Purchase Price per Share (if applicable)

Grant Date

Vesting Commencement Date

Normal Vesting

[Accelerated Vesting]	[To be determined on a case-by-case basis.]

Lifetime Transfers

2. Termination of Service Provider Status. Subject to the terms of any Employment Agreement between you and the Company and/or its subsidiaries then in effect, this Award shall be canceled and become automatically null and void immediately as of the date that you cease to continuously remain a Service Provider for any reason, but only to the extent you have not become vested, pursuant to the foregoing terms, as of such date.

Restricted Share Award Agreement

Monolithic Power Systems, Inc.

2004 Equity Incentive Plan

3. Dividends; Voting Rights. Prior to the date that any Restricted Stock you qualify to receive pursuant to this Award Agreement has vested, you will not be entitled to receive any dividends with respect to such Restricted Stock. As the owner of record of any Restricted Stock you qualify to receive pursuant to this Award Agreement, you will be entitled to vote such Restricted Stock; subject to the treatment of the Award upon termination of your Service Provider status before the particular record date for determining shareholders of record entitled to vote.

4. Issuance and Vesting of Restricted Stock. The Company will hold all Restricted Stock in escrow, in book entry form, until vesting occurs. You will be reflected as the owner of record on the Company’s books and records of any Restricted Stock credited to you pursuant to this Award Agreement. If you forfeit any Restricted Stock, it will be transferred back to the Company. If the Restricted Stock vests, upon satisfaction of any tax withholding requirements, your Restricted Stock will be reflected on the Company’s books and records as vested Common Stock. You may request a physical certificate for your vested Common Stock, and the Committee, in its discretion, may honor such request.

5. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your interest, if any, in this Award and any underling Shares. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company. To the extent you do not duly designate a beneficiary who survives you, your estate will automatically be your beneficiary.

6. Restrictions on Transfer of Award. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

7. Code Section 280G. Notwithstanding the other provisions of this Award Agreement or of the Plan (but subject to any contrary provisions of any separate unexpired employment or other agreement between you and the Company), in the event that any issuance of Shares, payment, or benefit (collectively, the “Payments”) received or to be received by you pursuant to this Award or the Plan or otherwise would result in a “parachute payment” as described in section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision), such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to you without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. The foregoing reduction, however, shall only apply if it increases the net amount you would realize from Payments, after payment of income and excise taxes on such Payments. If any benefits must be reduced hereunder, they shall be cut back in the priority order designated by the Company. If you receive an amount in excess of the limit set forth in this section, you shall repay the excess amount to the Company on demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B) (or any successor provision). The Company and you agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties.

Restricted Share Award Agreement

Monolithic Power Systems, Inc.

2004 Equity Incentive Plan

8. Conditions on Issuance of Shares; Transfer Restrictions. Notwithstanding any other provision of the Plan or of this Award Agreement: (i) the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms generally applicable to other similarly-situated employee-shareholders; and (ii) any Shares issued pursuant to this Award Agreement [that become vested] shall nonetheless remain non-transferable until [vested] [the seventh month following the termination of your Service Provider status].

9. Recoupment of Awards and Proceeds. By signing this Award Agreement, you agree that you will forfeit all or a portion of this Award and to reimburse the Company for any proceeds you receive pursuant to this Award if and to the extent: (i) the payment, grant, or vesting was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, (ii) in the Board of Directors’ view you engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any substantial affiliate, and (iii) a lower payment, award, or vesting would have occurred based upon the restated financial results.

The Company will, to the extent practicable and allowable under applicable laws, require reimbursement or cancellation of this Award in the amount this Award exceeds the amount that would have been made based on the restated financial results, plus a reasonable rate of interest.

10. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award, including all Federal, state, and local income and employment tax withholding requirements and taxes arising under Code Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold you harmless from any or all of such taxes. You agree that the Company may refuse to deliver Shares to you if such withholding amounts are not delivered at the time of vesting or at such other time as the Company requires. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

11. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally or electronically delivered or properly mailed.

12. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

Restricted Share Award Agreement

Monolithic Power Systems, Inc.

2004 Equity Incentive Plan

13. Modifications. This Award Agreement may be modified or amended at any time, provided that you must consent in writing to any modification that adversely and materially affects any rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

14. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

15. Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

16. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17. Investment Purposes. By executing this Award, you acknowledge that you are receiving and will be holding your Restricted Stock for investment purposes only for your own account, and not with a view to your resale in connection with, or with your intent to participate directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

18. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

19. Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements. You acknowledge and agree that you have reviewed the Plan and this Award Agreement and that you have had the opportunity to obtain the advice of counsel prior to executing this Award Agreement and that you fully understand all provisions of the Plan and the Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator on any question relating to the Plan and Award Agreement. You further agree to notify the Company on any change in the residence information indicated below.

Restricted Share Award Agreement

Monolithic Power Systems, Inc.

2004 Equity Incentive Plan

20. [Employment Agreement Provision. This Award is subject to accelerated vesting on the terms and conditions described in the Employment Agreement between you and the Company, effective [                    ].]

21. Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

22. Governing Law. To the extent not governed by U.S. federal law, this Award Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

Restricted Share Award Agreement

Monolithic Power Systems, Inc.

2004 Equity Incentive Plan

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Stock are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

MONOLITHIC POWER SYSTEMS, INC.

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

Residence Address:

EXHIBIT A

MONOLITHIC POWER SYSTEMS, INC.

2004 EQUITY INCENTIVE PLAN

Plan Document

EXHIBIT B

MONOLITHIC POWER SYSTEMS, INC.

2004 EQUITY INCENTIVE PLAN

Plan Prospectus

EXHIBIT C

MONOLITHIC POWER SYSTEMS, INC.

2004 EQUITY INCENTIVE PLAN

Designation of Death Beneficiary

In connection with the Awards designated below that I have received pursuant to the Monolithic Power Systems, Inc. 2004 Equity Incentive Plan (“Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards. This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive under the Plan.

☐	the Award that I received pursuant to an award agreement dated , between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:
By:
Name of Participant

Sworn to before me this
day of , 200

Notary Public
County of
State of